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NAME OF REGISTRANT:
Franklin Asset Allocation Fund
File No. 811-730


EXHIBIT ITEM No. 77C: Submission of matters to a vote of security holders.


1. Regarding the proposal to approve an Agreement and Plan of Reorganization between Franklin Asset Allocation Fund ("Asset Allocation Fund") and Franklin Growth and Income Fund (Growth and Income Fund"), that provides for the acquisition of substantially all of the assets of Asset Allocation Fund by Growth and Income Fund in exchange for Class A and C shares of Growth and Income Fund, the distribution of such shares to the shareholders of Asset Allocation Fund, and the dissolution of Asset Allocation Fund (the "Reorganization").



        Shares              Shares
         For               Against
    7,963,652.364        173,061.287


2. Regarding the proposal to grant the proxyholders the authority to vote upon any other business that may properly come before the Meeting or any adjournments thereof:


        Shares              Shares
         For               Against
    7,751,286.417        256,166.197


There being no further business to come before the Meeting,  upon
motion   duly  made,  seconded  and  carried,  the  Meeting   was
adjourned.



Dated:  January 29, 2001
__________________________

Bruce Bohan

Acting Secretary